EXHIBIT 99.1

Contact:	Mark Hord	FOR IMMEDIATE RELEASE
	ViewPoint Financial Group 972-578-5000, Ext. 7440	July 27, 2009
ViewPoint Financial Group Reports
Second Quarter and Year-to-Date 2009 Earnings
PLANO, Texas, July 27, 2009 — ViewPoint Financial Group (NASDAQ: VPFG) (the “Company”), the holding company for ViewPoint Bank, announced unaudited financial results today for the three and six month periods ended June 30, 2009. Detailed results of the quarter will be available in the Company’s Quarterly Report on Form 10-Q, which will be filed in August and posted on our website, http://viewpointbank.com. Highlights for the quarter include:
•	Company assets approaching $2.3 billion: Assets totaled $2.29 billion, an increase of $74.6 million, or 3.4%, from December 31, 2008.

•	Strong loan growth: Gross loans (including loans held for sale) totaled $1.52 billion, an increase of $111.6 million, or 7.9%, from December 31, 2008.

•	Total deposits surpassed $1.6 billion: Deposits totaled $1.69 billion, an increase of $137.8 million, or 8.9%, from December 31, 2008.

•	Continued capital strength: At June 30, 2009, the Company’s equity to total assets was 8.65% and the Bank’s tier one capital ratio was 7.71%, exceeding the regulatory minimum of 5% for a well-capitalized institution.

•	Increase of 98.8% in non-GAAP net income: Non-GAAP net income for the six months ended June 30, 2009, totaled $5.3 million, an increase of $2.7 million, or 98.8%, from the same period last year.
“In the first six months of 2009, we have seen strong growth and customer satisfaction,” said Gary Base, President and Chief Executive Officer. “In addition to our continued growth in deposits, loans and assets, we’ve expanded our network of full-service community banking offices, opening locations in Grapevine and Frisco. Despite the impairment charge taken on the collateralized debt obligations in our investment portfolio, core operations remain strong as evidenced by the fact that our year-to-date non-GAAP earnings per share doubled from the same time period last year. We no longer have any collateralized debt obligations on our books. Plus, looking beyond the balance sheet, we were honored to have been voted ‘Best Community Bank’ in five of the communities we serve by readers of the Dallas Morning News’ NeighborsGo sections. We take our customer feedback seriously, and it’s nice to see that they are pleased with our community-focused banking.”
During the six months ended June 30, 2009, the Company continued to grow organically, with key drivers including solid loan growth, especially in our real estate and commercial non-mortgage sectors, and substantial deposit growth in all products offered.

Financial Condition as of June 30, 2009
Total assets increased by $74.6 million, or 3.4%, to $2.29 billion at June 30, 2009, from $2.21 billion at December 31, 2008. The rise in total assets was primarily due to a $111.6 million, or 7.9%, increase in gross loans (including $337.2 million in mortgage loans held for sale) and a $25.2 million, or 216.5%, increase in short-term interest-bearing deposits in other financial institutions. This increase was partially offset by a $58.4 million, or 8.9%, reduction in our securities portfolio.

	June 30,	December 31,	Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Mortgage loans:
One-to four-family	$470,258	$498,961	$(28,703)	-5.8%
Commercial	437,630	436,483	1,147	0.3%
One-to four-family construction	3,621	503	3,118	619.9%
Mortgage loans held for sale	337,228	159,884	177,344	110.9%
Home equity	99,408	101,021	(1,613)	-1.6%

Total mortgage loans	1,348,145	1,196,852	151,293	12.6%
Automobile loans	86,365	111,870	(25,505)	-22.8%
Other consumer loans	29,649	29,299	350	1.2%
Commercial non-mortgage loans	22,494	18,574	3,920	21.1%
Warehouse lines of credit	34,769	53,271	(18,502)	-34.7%

Total non-mortgage loans	173,277	213,014	(39,737)	-18.7%

Gross loans	$1,521,422	$1,409,866	$111,556	7.9%

At June 30, 2009, mortgage loans held for sale consisted of $46.0 million of loans originated for sale by our mortgage banking subsidiary, ViewPoint Bankers Mortgage (“VPBM”), and $291.2 million of Purchase Program loans purchased for sale under our standard loan participation agreement, which enables our mortgage banking company clients to close one-to four-family real estate loans in their own name and temporarily finance their inventory of these closed loans until the loans are sold to investors approved by the Company. The $177.3 million, or 110.9%, increase in mortgage loans held for sale was attributable to VPBM’s increased real estate production and a $153.7 million increase in the volume of Purchase Program loans purchased under our standard loan participation agreement.
Commercial non-mortgage loans, which primarily consist of secured and unsecured lines of credit and loans to finance commercial vehicles and equipment, increased by $3.9 million, or 21.1%, from December 31, 2008, while warehouse lines of credit, which are participations in warehouse lines extended by other financial institutions or multi-bank warehouse lending syndications originated with other banks, decreased by $18.5 million, or 34.7%. Consumer loans, including direct and indirect automobile and other secured installment loans and unsecured lines of credit, decreased by $25.2 million, or 17.8%, from December 31, 2008. We have reduced our emphasis on consumer lending and are focused on originating high-quality residential and commercial loans; however, we remain committed to meeting all of the banking needs of our customers, which includes offering them competitive consumer lending products.
Our non-performing loans to total loans ratio at June 30, 2009, was 0.62% compared to 0.38% at December 31, 2008. Nonaccrual loans increased by $4.3 million, from $2.2 million at December 31, 2008, to $6.5 million at June 30, 2009, while troubled debt restructurings decreased by $1.7 million, from $2.5 million at December 31, 2008, to $873,000 at June 30, 2009. The increase in nonaccrual loans was due to a $2.7 million increase in commercial real estate loans on nonaccrual status; this consists of three commercial real estate loans, two of which are delinquent greater than 90 days and one that is not delinquent. Of these three loans, one is a single-tenant retail building which is currently being marketed for sale. Another is a loan in which the Company is a participant that is collateralized by a two office building complex currently in the process of foreclosure. The third is a loan in which the Company is a participant that is collateralized by a hotel property experiencing financial difficulties. An analysis performed on the loans secured by the single-tenant retail building and the hotel property indicated that no specific valuation allowances were necessary, while an $84,000 specific valuation allowance was set aside for the loan secured by the two office building complex. Also, one-to four-family real estate loans on nonaccrual status increased by $1.3 million from December 31, 2008: $1.2 million of this increase was attributable to loans purchased from other financial institutions, while only $100,000 of this increase was attributable to loans originated directly by the Company.
Our securities portfolio decreased by $58.4 million, or 8.9%, to $597.0 million at June 30, 2009, from $655.4 million at December 31, 2008. The decline in our securities portfolio was primarily caused by $93.8 million of maturities and principal paydowns and $73.8 million in sales of available for sale securities. This was partially offset by purchases of securities totaling $109.3 million. The sale of 22 agency residential collateralized mortgage obligations and two agency residential mortgage-backed securities, with a cost basis of $71.2 million, resulted in a $1.6 million after-tax increase to earnings. The sale of the collateralized debt obligation securities generated proceeds of $224,000. We no longer have any collateralized debt obligations in our securities portfolio.

Total deposits increased by $137.8 million, or 8.9%, to $1.69 billion at June 30, 2009, from $1.55 billion at December 31, 2008.

	June 30,	December 31,	Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Non-interest-bearing demand	$180,225	$172,395	$7,830	4.5%
Interest-bearing demand	158,585	98,884	59,701	60.4%
Savings	150,251	144,530	5,721	4.0%
Money Market	508,168	482,525	25,643	5.3%
IRA savings	8,521	8,188	333	4.1%
Time	680,097	641,568	38,529	6.0%

Total deposits	$1,685,847	$1,548,090	$137,757	8.9%

We saw increases in all deposit categories, with the largest being a $59.7 million, or 60.4%, increase in interest-bearing demand accounts, which was primarily attributable to our Absolute Checking product, which currently provides a 4.0% annual percentage yield on account balances up to $50,000 when certain stipulations are met. Core deposits, which include non-interest-bearing and interest-bearing demand, savings, money market and IRA accounts, increased by $99.2 million, or 10.9%, from December 31, 2008. This includes $18.8 million of growth in our Purchase Program checking account, which is a non-interest-bearing demand account opened by our mortgage banking company clients who participate in our Purchase Program lending program, and a $33.7 million increase in consumer money market accounts. Additionally, time accounts increased by $38.5 million, or 6.0%, primarily due to our participation in the CDARS® network. We have an opportunity to further improve our costs on deposits due to lowered certificate of deposit costs, which were 3.12% for the six months ended June 30, 2009, compared to 4.21% for the six months ended June 30, 2008, with 50% of these balances maturing in the next six months.
Federal Home Loan Bank advances decreased by $73.9 million, or 18.0%, from $410.8 million at December 31, 2008, to $336.9 million at June 30, 2009. The outstanding balance of borrowings has decreased due to monthly principal paydowns. During the six months ended June 30, 2009, the Company used deposit growth to fund loans more often than utilizing borrowings as a funding source.
Total shareholders’ equity increased by $3.9 million, or 2.0%, from $194.1 million at December 31, 2008, to $198.0 million at June 30, 2009.

	June 30,	December 31,	Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Common stock	$262	$262	$—	0.0%
Additional paid-in capital	116,934	115,963	971	0.8%
Retained Earnings	107,191	108,332	(1,141)	-1.1%
Accumulated other comprehensive income (loss)	1,940	(1,613)	3,553	220.3%
Unearned ESOP shares	(6,628)	(7,097)	469	6.6%
Treasury stock	(21,708)	(21,708)	—	0.0%

Total shareholders’ equity	$197,991	$194,139	$3,852	2.0%

This increase was primarily caused by a $3.6 million, or 220.3%, change in unrealized gains and losses on securities available for sale. This change was primarily attributable to the sales of available for sale securities during the six months ended June 30, 2009, which consisted of agency residential mortgage-backed securities, agency residential collateralized mortgage obligations, and collateralized debt obligations. A $12.2 million pre-tax impairment of collateralized debt obligations was the primary reason for a net loss of $2.6 million for the six months ended June 30, 2009, which partially offset the change in unrealized gains and losses on securities available for sale and contributed to the reduction in retained earnings. Also, the payment of dividends totaling $0.13 per share resulted in a $1.4 million reduction to shareholders’ equity.

Results of Operations for the Three Months Ended June 30, 2009
Non-GAAP net income for the three months ended June 30, 2009, was $3.0 million, an increase of $1.4 million, or 89.0%, from $1.6 million for the three months ended June 30, 2008. However, the Company reported a net loss of $3.8 million for the three months ended June 30, 2009, a decrease of $5.2 million, or 373.6%, from the three months ended June 30, 2008, as a result of an $11.8 million impairment charge. Additionally, the Company had $486,000 of loss relating to the closure of in-store banking centers, and share-based compensation expense of $475,000. A gain of $2.4 million on the sale of available for sale securities was also included in net income for the three months ended June 30, 2009. Comparatively, net income for the three months ended June 30, 2008, included share-based compensation expense of $387,000 and a $96,000 benefit related to the Visa initial public offering, with no similar benefit recognized during the same period in 2009. A reconciliation of these non-GAAP income items to GAAP net income can be found in the tables accompanying this press release.
Interest income increased by $4.5 million, or 19.4%, from $23.2 million for the three months ended June 30, 2008, to $27.7 million for the three months ended June 30, 2009.

	Three Months Ended
	June 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Interest and dividend income
Loans, including fees	$21,224	$15,281	$5,943	38.9%
Securities	6,304	7,394	(1,090)	-14.7%
Interest-bearing deposits in other financial institutions	169	413	(244)	-59.1%
Federal Home Loan Bank stock	3	117	(114)	-97.4%

	$27,700	$23,205	$4,495	19.4%

This increase was primarily due to a $5.9 million, or 38.9%, increase in interest income on loans as the average balance of loans increased by $397.8 million, or 38.5%, from the three months ended June 30, 2008. This increase was driven by higher average balances in residential and commercial real estate, and our Purchase Program, which was introduced in July 2008. This increase in interest income earned on loans was partially offset by lower interest income on securities, which declined by $1.1 million, or 14.7%, from the three months ended June 30, 2008. Overall, the yield on interest-earning assets for the three months ended June 30, 2009, decreased by 11 basis points, from 5.33% for the three months ended June 30, 2008, to 5.22%; this decrease was due to lower yields earned on assets and was partially offset by a $380.0 million, or 21.8%, increase in interest-earning assets.
Interest expense increased by $1.7 million, or 15.9%, from $10.8 million for the three months ended June 30, 2008, to $12.5 million for the three months ended June 30, 2009.

	Three Months Ended
	June 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Interest expense
Deposits	$8,714	$8,888	$(174)	-2.0%
Federal Home Loan Bank advances	3,585	1,796	1,789	99.6%
Repurchase agreement	195	92	103	112.0%

	$12,494	$10,776	$1,718	15.9%

This increase was primarily caused by a $1.8 million, or 99.6%, increase in interest expense on Federal Home Loan Bank advances and a $103,000, or 112.0%, increase in interest expense on our $25 million repurchase agreement with Credit Suisse after the agreement repriced during the period to 3.22% from 1.62%. The average balance of borrowings increased by $172.3 million, or 89.0%, from the three months ended June 30, 2008, while the rate paid on borrowings increased by 23 basis points as a result of the repurchase agreement repricing. We utilize Federal Home Loan Bank advances and the $25.0 million repurchase agreement to leverage our balance sheet and to more closely match the duration of our assets to our liabilities. A $174,000, or 2.0%, decrease in interest expense on deposits partially offset the increase in borrowing interest expense. While volume increased in all of our deposit categories, lower rates paid on our savings, money market, and time accounts contributed to lower interest expense on deposit accounts. Overall, the yield on interest-bearing liabilities decreased 38 basis points, from 3.09% for the three months ended June 30, 2008, to 2.71%.

Noninterest income decreased by $7.4 million, or 90.0%, from $8.2 million for the three months ended June 30, 2008, to $817,000 for the three months ended June 30, 2009.

	Three Months Ended
	June 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Noninterest income
Service charges and fees	$4,829	$5,134	$(305)	-5.9%
Brokerage fees	64	104	(40)	-38.5%
Net gain on sales of loans	5,331	2,314	3,017	130.4%
Loan servicing fees	48	69	(21)	-30.4%
Bank-owned life insurance income	178	269	(91)	-33.8%
Impairment of collateralized debt obligations (all credit)	(11,781)	—	(11,781)	-100.0%
Gain on sale of available for sale securities	2,377	—	2,377	100.0%
Loss on sale of foreclosed assets	(111)	(23)	(88)	-382.6%
Gain (loss) on disposition of assets	(526)	4	(530)	-13250.0%
Other	408	327	81	24.8%

	$817	$8,198	$(7,381)	-90.0%

Net gain on sales of loans increased by $3.0 million, or 130.4%, as VPBM sold $216.0 million in loans to outside investors during the three months ended June 30, 2009, compared to $66.0 million for the same period in 2008. The increase in sales can be attributed to more loan production offices as well as the current rate environment. Non-interest income for the three months ended June 30, 2009, included losses such as an $11.8 million impairment on the remaining collateralized debt obligations, which were impaired to their fair value and sold in June 2009, and $486,000 in lease termination fees for in-store banking centers closed in 2009, which are reported as losses on disposition of assets. During the three months ended June 30, 2009, we recognized $2.4 million in gain on the sale of 22 agency residential collateralized mortgage obligations and two agency residential mortgage-backed securities, with a cost basis of $71.2 million. Fees of $439,000 generated by our Purchase Program partially offset the decrease in service charges and fees, which was primarily attributable to a $438,000 decrease in non-sufficient funds fees and a $130,000 decline in debit card income. The decrease in non-sufficient funds fees and debit card income is primarily due to a trend of lower volume of these types of transactions. Excluding the impairment related to collateralized debt obligations and the gain on sale of securities, non-interest income would have been $10.2 million, a 24.7% increase over the same time period in 2008.
Noninterest expense increased by $3.1 million, or 18.0%, from $16.9 million for the three months ended June 30, 2008, to $20.0 million for the three months ended June 30, 2009.

	Three Months Ended
	June 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Noninterest expense
Salaries and employee benefits	$12,109	$10,433	$1,676	16.1%
Advertising	434	806	(372)	-46.2%
Occupancy and equipment	1,462	1,309	153	11.7%
Outside professional services	502	470	32	6.8%
Regulatory assessments	1,793	355	1,438	405.1%
Data processing	1,038	1,012	26	2.6%
Office operations	1,462	1,464	(2)	-0.1%
Deposit processing charges	228	251	(23)	-9.2%
Lending and collection	387	356	31	8.7%
Other	536	453	83	18.3%

	$19,951	$16,909	$3,042	18.0%

This increase in noninterest expense was primarily due to organic growth as we have opened multiple new locations over the past year and paid additional mortgage loan production incentives due to higher mortgage originations. Commissions and other bonuses paid to VPBM employees increased by $576,000 from the three months ended June 30, 2008, compared to the same period this year due to an $83.5 million increase in mortgage loans closed by VPBM. The increase in salary expense due to these commissions is more than offset by a $3.0 million increase in the net gain on sales of loans, which is reported in noninterest income.
Over the past year, the Company opened four new community bank offices in Northeast Tarrant County, Oak Cliff, Grapevine and West Frisco and added a new Purchase Program division in July 2008, resulting in additional salary expense of $463,000, which was partially offset by salary expense savings of $369,000 due to the closure of eight in-store banking centers during the first quarter of 2009. VPBM has opened four additional loan production offices from June 30, 2008, to June 30, 2009, resulting in increased salary expense of $370,000.

Advertising expense decreased by $372,000, or 46.2%, as we are focusing more on community marketing efforts rather than mass branding campaigns. Regulatory assessments expense increased by $1.4 million, or 405.1%, due to increased FDIC and OTS regulatory assessments, including a $1.1 million FDIC special assessment booked as expense in the second quarter of 2009. This special assessment, adopted in May 2009, assessed FDIC-insured banks five basis points on a base of total assets less Tier One capital.
Results of Operations for the Six Months Ended June 30, 2009
Non-GAAP net income for the six months ended June 30, 2009, was $5.3 million, an increase of $2.7 million, or 98.8%, from $2.6 million for the six months ended June 30, 2008. However, the Company reported a net loss of $2.6 million for the six months ended June 30, 2009, a decrease of $5.5 million, or 189.2%, from the six months ended June 30, 2008, as a result of a $12.2 million impairment charge. Additionally, the Company had $903,000 of loss relating to the closure of in-store banking centers, a $211,000 charge to adjust our mortgage servicing rights to fair value, and share-based compensation expense of $909,000. A gain of $2.4 million on the sale of available for sale securities was also included in net income for the six months ended June 30, 2009. Comparatively, net income for the six months ended June 30, 2008, included share-based compensation expense of $827,000 and a $1.2 million benefit related to the Visa initial public offering, with no similar benefit recognized during the same period in 2009. A reconciliation of these non-GAAP income items to GAAP net income can be found in the tables accompanying this press release.
Interest income increased by $9.9 million, or 21.8%, from $45.3 million for the six months ended June 30, 2008, to $55.2 million for the six months ended June 30, 2009.

	Six Months Ended
	June 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Interest and dividend income
Loans, including fees	$41,962	$29,606	$12,356	41.7%
Securities	13,027	14,759	(1,732)	-11.7%
Interest-bearing deposits in other financial institutions	228	791	(563)	-71.2%
Federal Home Loan Bank stock	3	181	(178)	-98.3%

	$55,220	$45,337	$9,883	21.8%

This increase was primarily due to a $12.4 million, or 41.7%, increase in interest income on loans as the average balance of loans increased by $451.0 million, or 45.4%, from the six months ended June 30, 2008. This increase was driven by higher average balances in residential and commercial real estate, and our Purchase Program, which was introduced in July 2008. This increase in interest income earned on loans was partially offset by lower interest income on securities, which declined by $1.7 million, or 11.7%, from the six months ended June 30, 2008. Overall, the yield on interest-earning assets for the six months ended June 30, 2009, decreased by 26 basis points, from 5.44% for the six months ended June 30, 2008, to 5.18%; this decrease was due to lower yields earned on assets and was partially offset by a $467.7 million, or 28.1%, increase in interest-earning assets.
Interest expense increased by $4.0 million, or 18.7%, from $21.5 million for the six months ended June 30, 2008, to $25.5 million for the six months ended June 30, 2009.

	Six Months Ended
	June 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Interest expense
Deposits	$17,859	$17,990	$(131)	-0.73%
Federal Home Loan Bank advances	7,361	3,441	3,920	113.9%
Federal Reserve Bank borrowings	29	—	29	100.0%
Repurchase agreement	296	92	204	221.7%

	$25,545	$21,523	$4,022	18.7%

This increase was primarily caused by a $3.9 million, or 113.9%, increase in interest expense on Federal Home Loan Bank advances and a $204,000, or 221.7%, increase in interest expense on our repurchase agreement with Credit Suisse after the agreement repriced during the period to 3.22% from 1.62%. The repurchase agreement was entered into in April 2008; therefore, only three months of interest expense is reflected in the six months ended June 30, 2008, compared to six months of interest expense reflected in the six months ended June 30, 2009. The average balance of borrowings increased by $225.6 million, or 135.5%, from the six months ended June 30, 2008, which was partially offset by a 32 basis point decrease in the average rate paid for borrowings for the year-to-date time period. We utilize Federal Home Loan Bank advances and our $25.0 million repurchase agreement to leverage our balance sheet and to more closely match the duration of our assets to our liabilities. A $131,000, or 0.73%, decrease in interest expense on deposits partially offset the increase in borrowing interest expense. While volume increased in all of our deposit categories, lower rates paid on our savings, money market, and time accounts contributed to lower interest expense on deposit accounts. Overall, the yield on interest-bearing liabilities decreased 45 basis points, from 3.23% for the six months ended June 30, 2008, to 2.78%.
Noninterest income decreased by $8.0 million, or 49.3%, from $16.2 million for the six months ended June 30, 2008, to $8.2 million for the six months ended June 30, 2009.

	Six Months Ended
	June 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Noninterest income
Service charges and fees	$9,265	$9,884	$(619)	-6.3%
Brokerage fees	139	220	(81)	-36.8%
Net gain on sales of loans	9,037	4,168	4,869	116.8%
Loan servicing fees	101	127	(26)	-20.5%
Bank-owned life insurance income	342	548	(206)	-37.6%
Gain on redemption of Visa, Inc. shares	—	771	(771)	-100.0%
Valuation adjustment on mortgage servicing rights	(211)	—	(211)	-100.0%
Impairment of collateralized debt obligation (all credit)	(12,246)	—	(12,246)	-100.0%
Gain on sale of available for sale securities	2,377	—	2,377	100.0%
Loss on sale of foreclosed assets	(276)	(25)	(251)	-1004.0%
Gain (loss) on disposition of assets	(942)	12	(954)	-7950.0%
Other	651	532	119	22.4%

	$8,237	$16,237	$(8,000)	-49.3%

Net gain on sale of loans increased by $4.9 million, or 116.8%, as VPBM sold $356.2 million in loans to outside investors during the six months ended June 30, 2009, compared to $125.4 million for the same period in 2008. The increase in sales can be attributed to more loan production offices as well as the current rate environment. Non-interest income for the six months ended June 30, 2009, included losses such as a $12.2 million impairment on the remaining collateralized debt obligations, which were impaired to their fair value and sold in June 2009, and $903,000 in lease termination fees and leasehold improvement write-offs for in-store banking centers closed in the first six months of 2009, which are reported as losses on disposition of assets. Other items that impacted noninterest income for the six months ended June 30, 2009, included a valuation adjustment of $211,000 to write down our mortgage servicing rights, which had a carrying value of $983,000 at June 30, 2009. Comparatively, in March 2008, we recognized a gain of $771,000 resulting from the redemption of 18,029 shares of Visa Class B stock in association with Visa’s initial public offering, with no similar transactions in 2009.
During the six months ended June 30, 2009, we recognized $2.4 million in gain on the sale of 22 agency residential collateralized mortgage obligations and two agency residential mortgage-backed securities, with a cost basis of $71.2 million. Fees of $687,000 generated by our Purchase Program partially offset the decrease in service charges and fees, which was primarily attributable to an $823,000 decrease in non-sufficient funds fees and a $187,000 decline in debit card income. The decrease in non-sufficient funds fees and debit card income is primarily due to a trend of lower volume of these types of transactions. Excluding the impairment related to collateralized debt obligations and the gain on sale of securities, non-interest income would have been $18.1 million, an 11.5% increase over the same time period in 2008.

Noninterest expense increased by $5.8 million, or 17.5%, from $32.8 million for the six months ended June 30, 2008, to $38.6 million for the six months ended June 30, 2009.

	Six Months Ended
	June 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Noninterest expense
Salaries and employee benefits	$24,204	$20,359	$3,845	18.9%
Advertising	689	1,370	(681)	-49.7%
Occupancy and equipment	3,064	2,622	442	16.9%
Outside professional services	910	681	229	33.6%
Regulatory assessments	2,461	674	1,787	265.1%
Data processing	2,042	2,070	(28)	-1.4%
Office operations	2,968	3,009	(41)	-1.4%
Deposit processing charges	463	510	(47)	-9.2%
Lending and collection	675	597	78	13.1%
Other	1,094	945	149	15.8%

	$38,570	$32,837	$5,733	17.5%

This increase in noninterest expense was primarily due to organic growth as we have opened multiple new locations over the past year and paid additional mortgage loan production incentives due to higher mortgage originations. Commissions and other bonuses paid to VPBM employees increased by $1.3 million from the six months ended June 30, 2008, compared to the same period this year due to a $168.1 million increase in mortgage loans closed by VPBM. The increase in salary expense due to these commissions is more than offset by a $4.9 million increase in the net gain on sales of loans, which is reported in noninterest income.
Over the past year, the Company opened four new community bank offices in Northeast Tarrant County, Oak Cliff, Grapevine and West Frisco and added a new Purchase Program division in July 2008, resulting in additional salary expense of $771,000, which was partially offset by salary expense savings of $395,000 due to the closure of eight in-store banking centers during the first quarter of 2009. VPBM opened four additional loan production offices from June 30, 2008, to June 30, 2009, resulting in increased salary expense of $791,000.
Advertising expense decreased by $681,000, or 49.7%, as we are focusing more on community marketing efforts rather than mass branding campaigns. Regulatory assessments expense increased by $1.8 million, or 265.1%, due to increased FDIC and OTS regulatory assessments which include a $1.1 million FDIC special assessment booked as expense in the second quarter of 2009. This special assessment, adopted in May 2009, assessed FDIC-insured banks five basis points on a base of total assets less Tier One capital. Occupancy and equipment expense increased by $442,000, or 16.9%, primarily due to increased rental expense of $378,000 attributable to the four additional loan production offices and three community bank offices opened over the past year.

About ViewPoint Financial Group
ViewPoint Financial Group is the holding company for ViewPoint Bank. ViewPoint Bank operates 23 community bank offices and 15 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, competition, changes in management’s business strategies and other factors set forth under Risk Factors in our Form 10-K, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake — and specifically declines any obligation — to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Condition
(In thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Total cash and cash equivalents	$54,410	$32,513
Securities available for sale, at fair value	428,288	483,016
Securities held to maturity	168,666	172,343
Mortgage loans held for sale	337,228	159,884
Loans, net of allowance of $9,996 — June 30, 2009, $9,068 — December 31, 2008	1,172,932	1,239,708
Federal Home Loan Bank stock	15,147	18,069
Bank-owned life insurance	27,920	27,578
Premises and equipment, net	50,041	45,937
Accrued interest receivable and other assets	33,408	34,367

Total assets	$2,288,040	$2,213,415

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing demand	180,225	172,395
Interest-bearing demand	158,585	98,884
Savings and money market	666,940	635,243
Time	680,097	641,568

Total deposits	1,685,847	1,548,090
Federal Home Loan Bank advances	336,866	410,841
Repurchase agreement	25,000	25,000
Accrued interest payable and other liabilities	42,336	35,345

Total liabilities	2,090,049	2,019,276

Total shareholders’ equity	197,991	194,139

Total liabilities and shareholders’ equity	$2,288,040	$2,213,415

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Income (Loss)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)
Interest and dividend income
Loans, including fees	$21,224	$15,281	$41,962	$29,606
Securities	6,304	7,394	13,027	14,759
Interest-bearing deposits in other financial institutions	169	413	228	791
Federal Home Loan Bank stock	3	117	3	181

	27,700	23,205	55,220	45,337

Interest expense
Deposits	8,714	8,888	17,859	17,990
Federal Home Loan Bank advances	3,585	1,796	7,361	3,441
Other borrowings	195	92	325	92

	12,494	10,776	25,545	21,523

Net interest income	15,206	12,429	29,675	23,814
Provision for loan losses	1,494	1,506	2,936	2,638

Net interest income after provision for loan losses	13,712	10,923	26,739	21,176

Noninterest income	817	8,198	8,237	16,237
Noninterest expense	19,951	16,909	38,570	32,837

Income (loss) before income tax expense	(5,422)	2,212	(3,594)	4,576
Income tax expense (benefit)	(1,591)	812	(1,007)	1,677

Net income (loss)	$(3,831)	$1,400	$(2,587)	$2,899

Basic and diluted earnings (loss) per share	$(0.16)	$0.06	$(0.11)	$0.12

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Reconciliation of Non-GAAP to GAAP Net Income
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)
Net income (loss)	$(3,831)	$1,400	$(2,587)	$2,899

Share-based compensation expense, net of tax	313	255	600	546
Impairment of collateralized debt obligations (all credit), net of tax	7,775	—	8,082	—
Gain on sale of available for sale securities, net of tax	(1,569)	—	(1,569)	—
Valuation adjustment on mortgage servicing rights, net of tax	—	—	139	—
Loss relating to closure of in-store banking centers, net of tax	321	—	596	—
Reversal of Visa litigation liability, net of tax	—	(63)	—	(294)
Gain on redemption of Class B Visa, Inc. shares, net of tax	—	—	—	(504)

Non-GAAP net income	$3,009	$1,592	$5,261	$2,647

Basic and diluted non-GAAP earnings per share	$0.13	$0.07	$0.22	$0.11

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Selected Financial Data
(Dollar amounts in thousands except share data)
(unaudited)

	Three Months Ended					Six Months Ended
	June	Mar	Dec	Sept	June	June	June
	2009	2009	2008	2008	2008	2009	2008
Share Data for Earnings per Share Calculation:
Weighted average common shares outstanding	24,929,157	24,929,157	24,929,157	24,958,368	25,211,327	24,929,157	25,214,915
Less: average unallocated ESOP shares	(672,886)	(696,319)	(722,090)	(749,177)	(776,064)	(684,538)	(789,559)
Less: average unvested restricted shares	(307,219)	(344,161)	(346,161)	(346,161)	(393,264)	(325,588)	(411,736)

Average shares	23,949,052	23,888,677	23,860,906	23,863,030	24,041,999	23,919,031	24,013,620
Diluted average shares	23,949,052	23,888,677	23,860,906	23,863,030	24,041,999	23,919,031	24,013,620

Net income (loss)	$(3,831)	$1,244	$(7,403)	$1,189	$1,400	$(2,587)	$2,899
EPS	$(0.16)	$0.05	$(0.31)	$0.05	$0.06	$(0.11)	$0.12
Non-GAAP EPS	$0.13	$0.09	$(0.30)	$0.06	$0.07	$0.22	$0.11

Share data at period-end:
Total shares issued	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958
Less: Treasury stock	(1,279,801)	(1,279,801)	(1,279,801)	(1,279,801)	(1,080,257)	(1,279,801)	(1,080,257)

Total shares outstanding	24,929,157	24,929,157	24,929,157	24,929,157	25,128,701	24,929,157	25,128,701

Location Data:
Number of full-service community bank offices	20	18	18	17	16	20	16
Number of in-store banking centers	3	4	12	12	12	3	12

Total community bank offices	23	22	30	29	28	23	28
Number of loan production offices	15	14	15	20	11	15	11

Performance Ratios [1]:
Return on assets	-0.68%	0.22%	-1.41%	0.24%	0.30%	-0.23%	0.33%
Return on equity	-7.86%	2.55%	-15.34%	2.41%	2.74%	-2.65%	2.83%
Noninterest income to operating revenues	2.86%	21.29%	-26.12%	23.89%	26.11%	12.98%	26.37%
Operating expenses to average total assets	3.54%	3.33%	3.49%	3.74%	3.65%	3.43%	3.69%
Efficiency ratio	124.51%	85.08%	225.18%	83.69%	81.98%	101.74%	81.99%
Efficiency ratio-excluding impairment charges [2]	71.76%	83.31%	83.47%	83.69%	81.98%	76.90%	81.99%

Capital Ratios:
Equity to total assets	8.65%	8.76%	8.77%	10.03%	10.82%	8.65%	10.82%
Risk-based capital to risk-weighted assets [3]	13.83%	10.97%	11.17%	13.68%	15.16%	13.83%	15.16%
Tier 1 capital to risk-weighted assets [3]	13.14%	10.40%	10.58%	13.05%	14.55%	13.14%	14.55%

[1]	With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

[2]	Calculated using noninterest income as reported with the impairment of collateralized debt obligations added back

[3]	Calculated at the ViewPoint Bank level, which is subject to capital adequacy requirements by the Office of Thrift Supervision.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Selected Financial Data
(Dollar amounts in thousands except share data)
(unaudited)

	Three Months Ended					Six Months Ended
	June	Mar	Dec	Sept	June	June	June
	2009	2009	2008	2008	2008	2009	2008
Asset Quality Data and Ratios:
Non-performing loans	$7,337	$6,029	$4,745	$4,706	$3,457	$7,337	$3,457
Non-performing assets to total assets	0.40%	0.34%	0.29%	0.27%	0.25%	0.40%	0.25%
Non-performing loans to total loans [4]	0.62%	0.49%	0.38%	0.39%	0.33%	0.62%	0.33%

Allowance for loan losses to non-performing loans	136.24%	157.54%	191.11%	180.92%	210.53%	136.24%	210.53%
Allowance for loan losses to total loans [4]	0.84%	0.76%	0.73%	0.70%	0.70%	0.84%	0.70%

Yields:
Loans	5.94%	5.68%	5.93%	5.98%	5.92%	5.81%	5.96%
Securities	4.09%	4.08%	4.59%	4.74%	4.70%	4.08%	4.85%
Overnight deposits	0.91%	0.84%	1.67%	2.00%	2.38%	0.89%	2.83%
Total interest-earning assets	5.22%	5.13%	5.39%	5.47%	5.33%	5.18%	5.44%
Deposits:
Interest-bearing demand	1.86%	1.56%	1.37%	1.23%	0.89%	1.73%	0.82%
Savings and money market	1.81%	2.10%	2.43%	2.44%	2.31%	1.95%	2.37%
Time	3.01%	3.24%	3.38%	3.68%	3.95%	3.12%	4.21%
FHLB advances and other borrowings	4.13%	3.74%	4.04%	3.79%	3.90%	3.92%	4.24%
Total interest-bearing liabilities	2.71%	2.85%	3.08%	3.06%	3.09%	2.78%	3.23%
Net interest spread	2.51%	2.28%	2.31%	2.41%	2.24%	2.40%	2.21%
Net interest margin	2.87%	2.70%	2.76%	2.97%	2.86%	2.78%	2.86%

[4]	Total loans does not include loans held for sale.